Exhibit 99.1

BOB DICKINSON APPOINTED TO

WATSCO’S BOARD OF DIRECTORS

MIAMI, FLORIDA, JANUARY 28, 2005 – Watsco, Inc. (NYSE: WSO) today announced the appointment of Robert (Bob) Dickinson to the Company’s Board of Directors.

Mr. Dickinson, 62, is President and Chief Executive Officer of Carnival Cruise Lines where he has served in various capacities of leadership over the last 33 years, including Senior Vice President – Sales & Marketing from 1979 to 1993 prior to becoming President. He is a member of the Board of Directors of Carnival Corporation and Carnival plc, the largest cruise vacation group in the world, and is active in a variety of industry and civic organizations.

Albert H. Nahmad, Watsco’s Chairman and Chief Executive Officer stated, “Bob brings years of hands on business-building experience and has been instrumental in the execution of the sales and marketing strategies that developed and sustain Carnival’s industry leading position. His skills and experience will add considerable value as Watsco executes its growth strategy in the HVAC marketplace.”

Watsco is the nation’s largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 344 locations serving over 33,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document contains ‘forward-looking’ statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products and other risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities & Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.